CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Euro Fixed Rate Senior Bearer Notes Due 2012	$974,454,000	$104,266.58
Euro Floating Rate Senior Bearer Notes Due 2017	$ 1,950,000,000	$208,650.00

(1)	The U.S. dollar equivalents of the maximum aggregate offering prices have been calculated using an exchange rate of $1.3000 per 1.00 euro as of January 9, 2007.

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 25, 2006	Pricing Supplement No. 177 to Registration Statement No. 333-131266 Dated January 9, 2007 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Fixed Rate Senior Bearer Notes Due 2012
Euro Floating Rate Senior Bearer Notes Due 2017

We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2012 (the “fixed rate notes”), or Global Medium-Term Notes, Series G, Euro Floating Rate Senior Bearer Notes Due 2017 (the “floating rate notes”, and together with the fixed rate notes, the “notes”) prior to the maturity date thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

This document constitutes the pricing supplement relating to the issuances of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.

We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes”. In addition, we describe the basic features of the fixed rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and we describe the basic features of the floating rate notes in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities”, in each case subject to and as modified by the provisions described below.

On October 1, 2006, The Bank of New York succeeded JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) as the trustee under the Senior Debt Indenture under which the notes are issued.

Fixed Rate Notes		Floating Rate Notes
Principal Amount:	Euro 750,000,000	Principal Amount:	Euro 1,500,000,000
Maturity Date:	February 10, 2012	Maturity Date:	January 16, 2017
Settlement Date		Settlement Date
(Original Issue Date):	January 16, 2007	(Original Issue Date):	January 16, 2007
Interest Accrual Date:	January 16, 2007	Interest Accrual Date:	January 16, 2007
Issue Price:	99.944%	Issue Price:	100%
Specified Currency:	Euro	Specified Currency:	Euro
Redemption Percentage		Redemption Percentage
at Maturity:	100%	at Maturity:	100%
Interest Rate:	4.375% per annum (calculated on an actual/actual day count basis)	Base Rate:	EURIBOR
		Spread (Plus or Minus):	Plus 0.42%
		Index Maturity:	Three months

(continued on the next page)		(continued on the next page)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

BARCLAYS CAPITAL	CABOTO	COMMERZBANK CORPORATES & MARKETS
DANSKE BANK	FORTIS BANK	ING WHOLESALE BANKING
KBC INTERNATIONAL GROUP	LLOYDS TSB	MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC
NATIXIS	WESTLB AG	BANCA AKROS S.P.A.-
GRUPPO BIPIEMME BANCA POPOLARE DI MILANO
RZB-AUSTRIA RAIFFEISEN ZENTRALBANK ÖSTERREICH AG		SOCIETE GENERALE CORPORATE AND INVESTMENT BANKING

Fixed Rate Notes (continued)		Floating Rate Notes (continued)
Interest Payment Dates:	Each February 10, commencing February 10, 2008	Initial Interest Rate:	The base rate plus 0.42%; to be determined on the second TARGET Settlement Day immediately preceding the original issue date
Interest Payment Period:	Annual	Interest Payment Dates:	Each January 16, April 16, July 16 and October 16, commencing April 16, 2007
Minimum Denominations:	Euro 50,000 and integral multiples of Euro 50,000 in excess thereof	Interest Payment Period:	Quarterly
Business Days:	London, TARGET Settlement Day and New York	Interest Reset Dates:	Each interest payment date
Agent:	Morgan Stanley & Co. International Limited	Interest Reset Period:	Quarterly
Common Code:	028258631	Interest Determination
ISIN:	XS0282586311	Dates:	The second TARGET Settlement Day immediately preceding each interest reset date
Other Provisions:	None	Reporting Service:	Reuters as the successor service to Moneyline Telerate, with Reuters page EURIBOR01 as the successor to Telerate Page 248
		Business Days:	London, TARGET Settlement Day and New York
		Calculation Agent:	JPMorgan Chase Bank, N.A. (London Branch)
		Agent:	Morgan Stanley & Co. International Limited
		Minimum Denominations:	Euro 50,000 and integral multiples of Euro 50,000 in excess thereof
		Common Code:	028258372
		ISIN:	XS0282583722
		Other Provisions:	None

Supplemental Information Concerning Plan of Distribution

On January 9, 2007, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.694% for the fixed rate notes and 99.55% for the floating rate notes, each of which we refer to as the “purchase price” for that series of notes. The fixed rate notes purchase price equals the stated issue price of 99.944% less a combined management and underwriting commission of 0.25% of the principal amount of the fixed rate notes and the floating rate notes purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.45% of the principal amount of the floating rate notes.

PS-2

Name	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes
Morgan Stanley & Co. International Limited	Euro 656,250,000	Euro 1,312,500,000
Barclays Bank PLC	7,500,000	15,000,000
Banca Caboto S.p.A.	7,500,000	15,000,000
Commerzbank Aktiengesellschaft	7,500,000	15,000,000
Danske Bank A/S	7,500,000	15,000,000
Fortis Bank nv-sa	7,500,000	15,000,000
ING Belgium SA/NV	7,500,000	15,000,000
KBC Bank NV	7,500,000	15,000,000
Lloyds TSB Bank plc	7,500,000	15,000,000
Mitsubishi UFJ Securities International plc	7,500,000	15,000,000
Natixis	7,500,000	15,000,000
WestLB AG	7,500,000	15,000,000
Banca Akros S.p.A. - Gruppo Bipiemme Banca Popolare di Milano	3,750,000	7,500,000
Raiffeisen Zentralbank Österreich Aktiengesellschaft	3,750,000	7,500,000
Société Générale	3,750,000	7,500,000
Total	Euro 750,000,000	Euro 1,500,000,000

European Union Transparency Obligations Directive

The European Union Transparency Obligations Directive (the “Directive”) may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder’s ability to resell the notes in the secondary market.

PS-3